Exhibit 99.1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of this 26th day of August 2026, by and between Blue Bird Capital Enterprises LLC and Justus Parmar.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13D in respect of the Common Shares, par value $0.0001 per share, of Tactical Resources Corp. is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

BLUE BIRD CAPITAL ENTERPRISES LLC

By:	/s/ Justus Parmar
Name:	Justus Parmar
Title:	Member

JUSTUS PARMAR

By:	/s/ Justus Parmar